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                                  Exhibit 10.1


                                November 8, 1994


PERSONAL & CONFIDENTIAL

Mr. Dennis Gordon
1831 Newport Hills Drive East
Newport Beach, CA 92660

Dear Dennis:

     This letter agreement is intended to set forth the essential terms under which Newco Realty Corp., a California corporation ("Newco"), will acquire certain of the assets of the residential real estate brokerage operations of Grubb & Ellis Company ("Grubb & Ellis") in Orange County, California and in San Diego County, California as set forth herein. This letter agreement shall be legally binding after all parties have signed it and the attached Guaranty and it has been returned to us. Unless and until this letter agreement is executed by both parties it shall not be legally binding.

     Newco will acquire certain assets of the residential brokerage offices of Grubb & Ellis in Orange County, California consisting of the Mission Viejo (24200 Alicia Parkway), Irvine (15343 Culver Drive), Dana Point (34105 Pacific Coast Highway), Laguna Beach (1110 Glenneyre Street), Laguna Niguel (30140 Town Center Drive) and Newport Beach (23 Corporate Plaza, Suite 190) offices and in San Diego County, California consisting of the La Jolla (1299 Prospect Street), Solana Beach (740 Lomas Santa Fe Drive) and Rancho Santa Fe (6119 La Granada) offices (collectively hereinafter referred to as the "Residential Offices") on the following terms and conditions. Specifically excluded assets from this transaction include any and all assets of Grubb & Ellis which are related to its commercial real estate brokerage and other businesses, including but not limited to Grubb & Ellis Mortgage Services, Inc. ("GEMS").

1. On the Closing Date, defined below, Newco shall sublease (or, at the option of Grubb & Ellis, Grubb & Ellis shall assign and Newco shall accept such assignment of the leases of) the Residential Offices now rented by Grubb & Ellis on the same terms and conditions as the existing real estate leases for the Residential Offices (the "Leases"), including, without limitation, base or fixed rent and all of Grubb & Ellis' pro rata share of operating or other expenses or amounts payable by Grubb & Ellis on each Lease, including all escalations and adjustments thereto, all upon the terms and conditions of each Lease. Newco also agrees, to the extent Newco does not enter into a sublease, sub-sublease, or assignment of lease with Grubb & Ellis with respect to a Lease, to enter into an indemnity agreement in form acceptable to Grubb & Ellis agreeing to indemnify and defend Grubb & Ellis against all future liability in connection with Grubb & Ellis' obligations as tenant under such Lease. Each sublease or assignment shall provide that in the event Newco is not permitted by the lessor under the Lease to occupy a Residential Office on the basis that the sublease or assignment violates the Lease,

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Dennis Gordon
November 8, 1994


the respective sublease or assignment may be terminated by Newco and its liability as to said Lease will terminate. Whenever the current Lease terms of the Residential Office Leases expire, there shall be no extensions or renewals thereof. In the event Newco desires to continue to rent such Residential Offices, it shall negotiate separately with the landlord and in such case Grubb & Ellis shall have no obligations with respect to such leases. Grubb & Ellis shall make reasonable efforts (but shall not be required to pay cash or incur more than a nominal expense) to obtain Landlord consents, but such consents shall not be required.

2. On the Closing Date, Newco shall sublease (or, at the option of Grubb & Ellis, Grubb & Ellis shall assign and Newco shall accept such assignment of the leases of) all of the furniture, fixtures and equipment in the Residential Offices now rented by Grubb & Ellis on the same terms and conditions as the existing personal property leases. Grubb & Ellis shall make reasonable efforts (but shall not be required to pay cash or incur more than a nominal expense) to obtain lessor consents, but such consents shall not be required. On the Closing Date, except as set forth below, Newco shall acquire all furniture, fixtures and equipment owned by Grubb & Ellis which are now located in the Residential Offices and used in the residential business operations of Grubb & Ellis. On the Closing Date, Grubb & Ellis shall assign to Newco all of its right, title and interest to all furniture, fixtures and equipment owned by Grubb & Ellis now in existence in the Residential Offices free and clear of all liens and encumbrances. In addition, Newco shall have the right to use the telephone numbers of the Residential Offices and Grubb & Ellis will cooperate with Newco in its efforts to obtain such telephone numbers. Certain equipment and other assets may be owned by Grubb & Ellis, salespersons or employees which are not utilized in the business operations of the Residential Offices. Such equipment and assets may be removed by salespersons, employees or Grubb & Ellis prior to the Closing Date.

3. Grubb & Ellis will cooperate with Newco to assist in retaining its current sales agents in each office and encourage them to transfer their broker/sales licenses to Newco. Grubb & Ellis shall not be required to pay cash or incur more than a nominal expense in connection with this effort. Grubb & Ellis and Newco agree to the transfer of such licenses in accordance with the rules and regulations of the California Department of Real Estate.

4. The Net Commission Income (gross commissions less customary referral fees and sales commissions) from all pending residential real estate transactions in progress for which a sale, exchange, lease, option, or other contract to sell, exchange or lease has been executed by principals ("Pendings") on or prior to the Closing Date of the transaction between Grubb & Ellis and Newco, including extensions and renewals thereof, shall be split, on an undivided basis, fifty percent (50%) to Newco and fifty percent (50%) to Grubb & Ellis. Grubb & Ellis shall continue to be the named real estate broker on such transactions after the Closing Date. On and after the Closing Date, Newco shall collect all cash and other commissions in connection with Pendings on behalf of Grubb & Ellis and shall remit, within three days following the end of the month in which a transaction closes and payment is received, fifty percent (50%) of same to Grubb & Ellis. On the Closing Date, Newco shall be given such authority from Grubb & Ellis so as to enable it to collect commissions on Pendings as provided herein. Newco shall keep appropriate books and records of such transactions which Grubb & Ellis may inspect, copy and audit at its


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Dennis Gordon
November 8, 1994


request from time to time at the expense of Grubb & Ellis. Newco and Grubb & Ellis shall direct each Residential Office to prepare a list of, and to inventory, all closed transaction files with respect to old business and shall further require that all such files be boxed and shipped to the corporate offices of Grubb & Ellis in San Francisco, California. Grubb & Ellis shall pay for shipping costs. If this file handling is not accomplished by the Closing Date, Newco shall fully cooperate in this effort which shall be completed within 30 days after the Closing Date. Upon the closing of each Pending transaction, Newco shall send a complete copy of the file to Grubb & Ellis.

5. On and after the Closing Date, Grubb & Ellis will make its best efforts to transfer to Newco all Orange County, California and San Diego County, California residential listing agreements in respect of the Residential Offices in existence as of the Closing Date which are not Pendings (hereinafter "Transferred Listings"). Grubb & Ellis shall not be required to pay cash or incur more than a nominal expense in connection with this effort. If such Transferred Listings, including extensions and renewals, result in commissions to Newco, Newco shall collect all cash and other commissions in connection with such Transferred Listings and shall remit to Grubb & Ellis the following remuneration within three days following the end of the month in which a transaction closes and payment is received. If a transaction is effected by Newco, Grubb & Ellis shall receive twenty five percent (25%) of the Net Commission Income received by Newco. Newco shall keep appropriate books and records of such transactions which Grubb & Ellis may inspect, copy and audit at its request from time to time at the expense of Grubb & Ellis. Upon the closing of each Transferred Listing, Newco shall send a complete copy of the file to Grubb & Ellis.

6. Grubb & Ellis shall, as of the Closing Date, retain liability and responsibility for all liabilities incurred or arising prior to the Closing Date in connection with all present Grubb & Ellis Orange County, California and San Diego County, California residential employees or independent contractors including, without limitation, all liabilities and obligations for all accrued wages, vacations, employee benefits, bonuses, commissions, compensation, incentive compensation, deferred compensation, profit participation, disability income, unemployment benefits, and workers' compensation and benefits. It shall be a pre-condition to the closing of this transaction that Newco offer to hire and retain all Grubb & Ellis residential employees and independent contractors associated with the Residential Offices, other than Milton Naylor, who elect to be hired by Newco. Newco may terminate such employees and independent contractors in the ordinary course of business for valid business purposes on and after 90 days after the Closing Date. Such employees shall not receive any separation payments from Grubb & Ellis. On and after the Closing Date, Newco shall be responsible for any and all liabilities for severance, salary, bonuses, commissions, employee benefits, compensation, incentive compensation, deferred compensation, profit participation, disability income, unemployment benefits, workers' compensation benefits and all other payments to Grubb & Ellis employees and independent contractors Newco hires as aforesaid.

7. Grubb & Ellis shall remain responsible for and bear the liabilities in connection with all litigation, claims and other actions resulting from past closed residential transactions as of the Closing Date and for the operation of the Residential Offices during the period prior to the Closing Date. Newco shall assume responsibility and liability for seventy-five percent (75%)


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Dennis Gordon
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and Grubb & Ellis shall assume responsibility and liability for twenty-five percent (25%) of the uninsured portion (and any deductible thereon) of all litigation, claims and other actions in connection with Transferred Listings. If, however, Newco makes any changes to the listing agreement or information sheets, then to the extent any litigation, claims or other actions relate to such changes, Newco shall be responsible for one hundred percent (100%) of the liabilities in respect of such litigation, claims or other actions. Newco shall assume responsibility and liability for all new residential listings and other transactions entered into or actions undertaken by Newco after the Closing Date and for the operation of the Residential Offices on and after the Closing Date.

8. Grubb & Ellis agrees to defend, indemnify, and hold harmless Newco and its affiliates and each of their officers, directors, shareholders, employees, independent contractors, agents, successors, predecessors and assigns with respect to any claims, demands, damages, liabilities, costs and expenses, known or unknown, asserted or unasserted, including reasonable attorneys' fees, to the extent arising out of any closed transaction or any other activities of Grubb & Ellis related to the operation of the Residential Offices during the period prior to the Closing Date except with respect to any claims, demands, damages, liabilities, costs and expenses, including reasonable attorneys' fees which are related to any Transferred Listings, which shall be divided as set forth in paragraph 7 herein.

9. Newco agrees to defend, indemnify, and hold harmless, Grubb & Ellis and its affiliates and each of their officers, directors, shareholders, employees, independent contractors, agents, successors, predecessors and assigns with respect to any claims, demands, damages, liabilities, costs and expenses, known or unknown, asserted or unasserted, including reasonable attorneys' fees, to the extent arising out of any real estate transactions brokered by Newco, certain employee claims as set forth in paragraph six herein, certain independent contractor claims as set forth in paragraph six herein, or any other activities of Newco related to the operation of the Residential Offices during the period on or after the Closing Date except with respect to any claims, demands, damages, liabilities, costs and expenses, including reasonable attorneys' fees which are related to Transferred Listings, which shall be divided as set forth in paragraph 7 herein. Claims, demands, damages, liabilities, costs and expenses, including reasonable attorneys' fees, relating to Pendings shall be divided fifty percent (50%) to Grubb & Ellis and fifty percent (50%) to Newco. Grubb & Ellis shall have the right, but not the obligation, in its absolute and sole discretion to defend, coordinate, counter-sue, cross-claim, settle, and otherwise handle any and all claims, demands, litigation or arbitration arising from Pendings or Transferred Listings from time to time.

10. Whichever party undertakes the defense of a claim as set forth in paragraphs 7, 8 and 9 herein, that party shall keep the other party advised of all developments in the matter and in any related matter. Either party may participate in any such matter at its own expense.


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Dennis Gordon
November 8, 1994


11. Prepaid accounts (including, but not limited to, preprinted advertising materials, brochures, mailers, stationery and the like), accounts payable, and accruals herein shall be prorated as of the Closing Date. Grubb & Ellis shall receive a credit for posted security deposits at the Closing Date. The party receiving a credit balance after all prorations on the Closing Date shall be paid the credit balance in cash by the other party on the Closing Date.

12. Newco agrees that for twelve (12) months after the Closing Date it shall provide a non-exclusive opportunity to the escrow company owned by Milton Naylor to solicit the escrow business for closings from Newco offices. It is understood that Newco intends to establish its own escrow company.

13. Newco and Dennis Gordon agree that they have requested and received from Grubb & Ellis all such information as they have deemed necessary regarding this transaction. Newco and Dennis Gordon acknowledge and agree that they require no other information and they have completed such due diligence as they have seen fit to complete in connection with this transaction. Grubb & Ellis makes no representations or warranties regarding the assets to be purchased by Newco or regarding the operations of the Residential Offices, and Newco is acquiring the assets "as is," relying solely on its own and Dennis Gordon's investigation of the assets it will acquire.

14. The closing of this transaction shall occur on November 17, 1994 (the "Closing Date") at the corporate offices of Grubb & Ellis in San Francisco, California, or such other place as the parties mutually agree.

15. Grubb & Ellis shall retain all cash, accounting systems, manuals, books and records of past transactions, accounts receivable and independent contractor receivables as of the Closing Date. Grubb & Ellis shall retain its name, trade names, trademarks and all other intellectual property rights. Newco may have a limited right to use the trade name and service mark "Grubb & Ellis" (the "Licensed Mark") for a period of up to twenty-four months after the Closing Date solely in connection with a residential real estate brokerage business in Orange County, California and in San Diego County, California, on such terms as are set forth in the Service Mark License Agreement attached hereto as Exhibit A and made a part hereof, which agreement shall only be effective on and after the closing of this transaction. If the trust account beneficiaries approve, Grubb & Ellis shall transfer any cash held in trust accounts in respect of Pendings and Transferred Listings to Newco trust accounts on the Closing Date.

16. Newco shall obtain and maintain professional errors and omissions liability insurance, and general liability insurance, which shall each provide for coverage of $3 million in the aggregate with no greater than a twenty-five thousand dollar ($25,000) deductible per occurrence. Any and all policies shall have an endorsement insuring Grubb & Ellis and its affiliates as additional named insureds. Grubb & Ellis shall obtain and maintain professional errors and omissions liability insurance, and general liability insurance, which shall each provide for coverage of $3 million in the aggregate with no greater than a two hundred fifty thousand dollar ($250,000) deductible per occurrence.


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Dennis Gordon
November 8, 1994


17.  Grubb & Ellis warrants and represents to Newco as follows:

     a. ORGANIZATION. Grubb & Ellis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this letter agreement and perform its obligations hereunder.

     b. AUTHORIZATION OF LETTER AGREEMENT. The execution, delivery and performance of this letter agreement by Grubb & Ellis and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Grubb & Ellis and this letter agreement constitutes the legal, valid and binding obligation of Grubb & Ellis enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights or principles of equity.

     c. LITIGATION. To the actual knowledge of the Grubb & Ellis legal department, there are no outstanding litigation or administrative actions with respect to the Transferred Listings.

     d. PERSONAL PROPERTY. The obligations of Grubb & Ellis with respect to the personal property leases or personal property purchase agreements do not exceed, in the aggregate, the present value of forty-two thousand dollars ($42,000.00).

18.  Newco and Dennis Gordon warrant and represent to Grubb & Ellis as follows:

     a. ORGANIZATION. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to enter into this letter agreement and perform its obligations hereunder.

     b. AUTHORIZATION OF LETTER AGREEMENT. The execution, delivery and performance of this letter agreement by Newco and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action and this letter agreement constitutes the legal, valid and binding obligation of Newco enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights or principles of equity.

     c. REAL ESTATE BROKER'S LICENSE. Newco will have at the Closing Date a valid real estate broker's license issued by the California Department of Real Estate.

19. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and continuing agreements and obligations of the parties set forth in this letter agreement shall be deemed continuing representations and warranties and continuing agreements and obligations and shall survive the date of this letter agreement and the Closing Date and the closing of this transaction.

20.  a.   It shall be a material obligation of Newco, within two (2) business days from the execution of this letter agreement by all parties, to be organized and validly in existence and to have in place and funded the financing set forth herein in this paragraph 20. Newco shall


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Dennis Gordon
November 8, 1994


provide evidence of its being duly organized and the funding of such financing to the reasonable satisfaction of Grubb & Ellis within two (2) business days from the execution of this letter agreement by all parties. If such evidence of organization and financing is not in place within two (2) business days from the execution of this letter agreement by all parties, Grubb & Ellis shall have the right to terminate this letter agreement AB INITIO in its sole and absolute discretion, each party to bear its own costs.

     b. Within two (2) business days from the execution of this letter agreement by all parties, Newco shall have received and there shall have been funded in cash to Newco, initial working capital in the amount of five hundred thousand dollars ($500,000). In addition, Newco shall be obligated to be further capitalized as follows:

          (i) For the first twelve months after the Closing Date, Newco shall have funded total subordinated capital (the "First Year Capital Requirement") in an amount not less than that which is required for Newco to meet its obligations as they come due, up to one million two hundred thousand dollars ($1,200,000) in cash, including the initial funded capital of five hundred thousand dollars ($500,000), all of which shall be subordinated to x) the prior receipt in cash, in full by Grubb & Ellis of its pro rata share of cash receipts from any and all Pendings and Transferred Listings as provided in this letter agreement, and y) all payments in cash, in full to be made by Newco for all real property leases and personal property leases of the Residential Offices which are assumed liabilities of Newco in connection with this letter agreement in respect of which Grubb & Ellis has any remaining liability (the "Lease Obligations"); and

          (ii) On and after the later of a) Grubb & Ellis having received all of its pro rata share of cash receipts from Pendings as provided in this letter agreement, or b) twelve months after the Closing Date, the amount of capital required to be subordinated and funded to Newco (the "Second Year Capital Requirement") shall be reduced to an amount equal to the lesser of x) six hundred thousand dollars ($600,000) in cash, or y) the present value (using a 6% discount factor) of the future payments required to be made by Newco in respect of the Lease Obligations plus the amount of the outstanding portion of Grubb & Ellis' pro rata share of cash receipts from the remaining Transferred Listings. The Second Year Capital Requirement may be reduced further on a pro rata basis from time to time as Newco makes payments in respect of the Lease Obligations.

     c. The current shareholders of Newco, namely, Dennis Gordon ("Gordon"), Javier R. Uribe ("Uribe"), Charles K. Neubauer ("Neubauer") and John Tillotson ("Tillotson"), shall immediately, jointly and severally, guaranty the obligations of Newco to pay to Grubb & Ellis, all remuneration to be received by Grubb & Ellis in respect of: 1) Pendings (paragraph 4 hereof); 2) Transferred Listings (paragraph 5 hereof); 3) payments pursuant to the subleases or assignments (paragraphs 1 and 2 hereof); and 4) contingent obligations (paragraphs 6, 7 and 9 hereof), per the guaranty agreement attached hereto and made a part hereof (hereinafter, collectively, the "Guaranty"), provided, however, that such Guaranty shall be limited as follows:


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Dennis Gordon
November 8, 1994


          (i) For the later of a) the first twelve months after the Closing Date, or b) Grubb & Ellis having received all of its pro rata share of the cash receipts from the Pendings, the Guaranty shall be an amount equal to the lesser of (x) one million two hundred thousand dollars ($1,200,000) in cash, less capital previously funded in cash to Newco as provided herein and plus an amount (not to exceed one million two hundred thousand dollars {$1,200,000} in the aggregate) equal to any payments made in violation of the provisions of paragraph 20(d) herein, and (y) one million two hundred thousand dollars ($1,200,000);

          (ii) On or after the later of a) Grubb & Ellis having received all of its pro rata share of the cash receipts from the Pendings, or b) twelve months after the Closing Date, the Guaranty shall be reduced to an amount equal to the lesser of x) six hundred thousand dollars ($600,000) in cash, or y) the present value (using a 6% discount factor) of the future payments required to be made by Newco on the Lease Obligations plus the amount of the outstanding portion of Grubb & Ellis' pro rata share of receipts from the remaining Transferred Listings (the "Second Year Guaranty Limit"). The Second Year Guaranty Limit shall be increased by an amount (not to exceed six hundred thousand dollars {$600,000} in the aggregate) equal to (a) any shortfall in the six hundred thousand dollars ($600,000) capital required to be funded in cash herein plus (b) any payments made by Newco in violation of the provisions of paragraph 20(d) herein.

     d. Newco and its subsidiaries hereby covenant and agree that, on and after the Closing Date and until two years from the date thereof, they shall comply with each of the following provisions:

     1. RESTRICTED PAYMENTS. Newco and its subsidiaries will not (a) declare or pay any dividend or other distribution, directly or indirectly, on any of its capital stock, now or hereafter outstanding, (b) purchase, redeem, retire, or deposit into a sinking fund account or make any similar type of payment for the purchase or other acquisition of, directly or indirectly, any of its capital stock, now or hereafter outstanding, (c) redeem, purchase, retire, or deposit into a sinking fund account or make any similar type of payment for the purchase or other acquisition of, or convert to a senior class, or obtain the surrender of, directly or indirectly, any warrants, options or other rights in respect of its capital stock, now or hereafter outstanding, (d) make any other distribution to its shareholders, (e) purchase, redeem, retire, or deposit into a sinking fund account or make any similar type of payment, purchase or other acquisition of, directly or indirectly, any of its subordinated debt, now or hereafter outstanding or (f) enter into an agreement or set aside funds to do any of the foregoing.

     2. TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. Newco and its subsidiaries will not, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchasing, selling, leasing or exchanging of any property, the rendering of any services, the paying of any fees or bonuses, the granting of any liens or the extending of any indebtedness) with any holder of capital stock of Newco and its subsidiaries or with any other individual or entity directly or indirectly controlling, controlled by, or under common control with, Newco and its subsidiaries or with Gordon, Tillotson, Neubauer, Uribe and their affiliates;


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Dennis Gordon
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PROVIDED HOWEVER, that Newco and its subsidiaries may pay salaries or other compensation in the ordinary course of business to Gordon, Neubauer and Tillotson for salary, performance bonuses and commissions up to an annual aggregate amount not to exceed Four Hundred Thousand Dollars ($400,000).

     3. RESTRICTION ON FUNDAMENTAL CHANGES. Newco and its subsidiaries will not, directly or indirectly, enter into any merger or consolidation, or sell, transfer, convey or lease all or any substantial part of its assets, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution).

     4. INVESTMENTS. Except as otherwise provided in this letter agreement, Newco and its subsidiaries will not, directly or indirectly, make, incur, assume or suffer to exist any loan, advance or other extension of credit or capital contribution to any other person or entity.

     5. LIENS. Newco and its subsidiaries will not create or permit to exist any lien, charge or other encumbrance on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired).

     6. DEBT AND CONTINGENT LIABILITIES. Newco and its subsidiaries will not, directly or indirectly, create, incur, assume or suffer to exist any indebtedness for borrowed money, obligation under any capital lease, indebtedness arising under any title retention agreement (other than trade accounts payable in the ordinary course of business), unpaid reimbursement obligation under any letter of credit, or contingent liability for any indebtedness, lease payment or other obligation of any other person or entity (other than by endorsements or negotiable instruments for collection in the ordinary course of business) or for the payment of dividends or other distributions upon the shares of any other person or entity.

     7. Notwithstanding anything herein to the contrary in this paragraph 20(d), Newco shall be permitted to pay to affiliates who are licensed real estate brokers or salespersons, customary, cooperating real estate brokerage commissions for origination of new real estate business to Newco in the ordinary course of Newco's residential real estate brokerage business.
     e. Each of Newco, Gordon, Uribe, Tillotson, and Neubauer shall, jointly and severally, have the burden of proof by clear and convincing evidence that a) the capital of Newco was funded after the Closing Date in amounts up to one million two hundred thousand dollars ($1,200,000) for the first twelve months and six hundred thousand dollars ($600,000) during the next twelve months, as provided in this paragraph 20 and b) no payments were made in violation of this paragraph 20. If such burden of proof as aforesaid is not carried, then the consequence shall be that the Guaranty shall be increased by such amounts as provided in this paragraph 20.

21.  It shall be conditions of closing that the following shall first occur:

     a. The warranties and representations of the parties are true and correct in all material respects as of the Closing Date.


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Dennis Gordon
November 8, 1994


     b. Consents of Newco shareholders and their spouses to this transaction; and the individual, joint and several guaranty and consents of spouses set forth in paragraph 20 shall be in full force and effect and shall remain in place on and after the Closing Date.

     c. Newco and Grubb & Ellis shall sign the Service Mark License Agreement referred to in paragraph 15 herein.

     d. Newco shall provide evidence to Grubb & Ellis of the insurance coverage required to be in place as provided herein.

     e. Newco shall have offered to hire and retain all Grubb & Ellis residential employees and independent contractors associated with the Residential Offices, other than Milton Naylor, who elect to be hired by Newco.

     f. Good standing certificates for Newco and Grubb & Ellis shall be provided.

     g. Certificates of each the Secretaries of Newco and of Grubb & Ellis shall be provided as to the adoption of respective corporate resolutions and authorities for each party to enter into this transaction.

     h. Opinions of respective counsel for Newco and Grubb & Ellis regarding sections a,b and c of paragraph 17 and sections a and b of paragraph 18.

     i. Evidence shall be provided by Newco and Grubb & Ellis of existence of a valid real estate broker's license from the California Department of Real Estate.

     j. Evidence shall be provided by Newco and Grubb & Ellis of good standing with the Franchise Tax Board of the State of California.

22. Any press releases or other public announcements shall be approved in advance by both parties to this transaction, except that Grubb & Ellis may make such public announcements or disclosures from time to time it deems appropriate pursuant to the federal and state securities laws. Newco and Gordon shall not disclose the existence of this letter agreement or any of its terms to any person or entity, including but not limited to, any personnel related to the Residential Offices prior to the Closing Date.

23. Newco agrees to waive compliance with the Bulk Sales laws of the State of California and Grubb & Ellis agrees to indemnify Newco for any damages, claims or judgments incurred as a result of such waiver.

24. Grubb & Ellis reserves the right to assign all of its rights, powers and privileges under this letter agreement, including, without limitation, the right to enforce all of the terms of this letter agreement. Newco and Gordon agree not to assign their rights, powers and privileges under this letter agreement unless approved in advance in writing by Grubb & Ellis, in its sole and absolute discretion.


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

Dennis Gordon
November 8, 1994


25. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement and that the parties to this letter agreement shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or in equity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that a party has breached this letter agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom. Otherwise, each party shall bear its own costs in connection with this transaction.

26. Notices and other communications provided for herein shall be in writing and shall be delivered by personal delivery or overnight courier service or mailed by certified mail, return receipt requested or first class postage prepaid as follows:

     (a)  If to Grubb & Ellis:

          Grubb & Ellis Company
          One Montgomery Street
          Telesis Tower, 9th Floor
          San Francisco, CA 94104
          Attention:  General Counsel

     (b)  If to Newco:

          Dennis Gordon
          1831 Newport Hills Drive East
          Newport Beach, CA 92660

     (c)  If to Dennis Gordon
          1831 Newport Hills Drive East
          Newport Beach, CA 92660

     (d)  If to Javier R. Uribe
          20501 Ventura Blvd. #220
          Woodland Hills, CA  91364

     (e)  If to John Tillotson
          16426 Ladona Circle
          Huntington Beach, CA  92649

     (f)  If to Charles K. Neubauer
          14041 Woodlawn Avenue
          Tustin, CA  92680


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Dennis Gordon
November 8, 1994


or to such other address or attention of such other person as either party shall advise the other party in writing. All notices and other communications given pursuant to this letter agreement shall be deemed to have been given on the date of receipt.

27. This letter agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, communications, discussions, representations, warranties and correspondence concerning the subject matter hereof.

28. If any provision of this letter agreement shall be prohibited by or deemed invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this letter agreement.

29. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of California and without regard to conflict of laws principles.

30. Each party hereto agrees to execute and deliver all such other documents and instruments and to take all such other actions as may be necessary to carry out the terms and provisions of this letter agreement.

31. This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto. This letter agreement shall be amended or modified only by a written instrument executed by each party hereto.

32. Each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this letter agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including, without limitation, the fees, expenses and disbursements of its legal counsel.

33.       a.   GRANT OF SECURITY.  To secure the prompt and complete payment, observance and performance of all the obligations under this letter agreement and any related agreements, Newco hereby assigns, pledges and grants to Grubb & Ellis a security interest in all of Newco's right, title and interest in and to Newco's accounts, accounts receivable or any other payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, notes receivable, loans receivable, royalties, tax refunds and tax refund claims, other rights to the payment of money and other obligations receivable of any kind, inventory, deposit accounts, escrow accounts, cash, cash equivalents, books and records, contract rights, equipment, furniture, fixtures, computers, computer software, trademarks, trade names, and general intangibles, whether now owned or existing or hereafter arising or acquired and wherever located, together, in each instance, with all accessions and additions thereto, substitutions therefor, and replacements, proceeds and products thereof.

     b. DEPOSIT ACCOUNTS. Set forth on Schedule 33, attached hereto, are all deposit accounts maintained by Newco, and Newco may not establish additional deposit accounts without the consent of Grubb & Ellis. Grubb & Ellis may deliver a notice of its security interest with


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Dennis Gordon
November 8, 1994


respect to each of Newco's deposit accounts to the organization in which each such deposit account is maintained. Newco may not amend, modify, cancel or encumber any of its deposit accounts, except as provided herein. Other than as set forth in this letter agreement, Newco is not and shall not become indebted to any organization in which it maintains a deposit account.

34. Newco is aware that Grubb & Ellis has been in discussions with a limited number of other parties for the sale of the Residential Offices and that such parties were provided with information about the Residential Offices and their salespersons after having signed confidentiality agreements.

35. Grubb & Ellis agrees not to hire any of Newco's employees or independent contractors for a period of one year after the Closing Date.

36. From the Closing Date through the earlier of a) two years from the Closing Date or b) the termination of the Service Mark License Agreement, Grubb & Ellis will not, directly or indirectly, either in Orange County, California or in San Diego County, California, engage in the residential real estate brokerage business in substantial competition with Newco. Notwithstanding the above, Grubb & Ellis shall not be prohibited from engaging in activities relating to 1) the closing of Pendings, 2) the closing of Transferred Listings, 3) the commercial real estate brokerage, property management and related businesses, 4) the sale of multi-family apartments, 5) an occasional sale of a single family home where the buyer thereof converts such property to commercial use, 6) the sale of raw land which may be used for residential real estate, and 7) the sale of a personal residence by representatives of Grubb & Ellis. In addition, Grubb & Ellis shall not be prohibited from becoming a commercial real estate franchisor even if franchisees are also engaged in the residential real estate brokerage business. The prohibitions contained in this paragraph shall not be binding upon the stockholders of Grubb & Ellis.

Dennis Gordon
November 8, 1994


     Please sign and return both duplicate originals of this letter agreement to the undersigned.

Very truly yours,

GRUBB & ELLIS COMPANY

By: /s/Robert J. Walner
    ----------------------------------------------

Name:   Robert J. Walner
        ----------------

Title:   Senior Vice President and General Counsel
         -----------------------------------------


ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

NEWCO REALTY CORP.

By: /s/Dennis Gordon
    ----------------------------------------------

Name:   Dennis Gordon
        -------------

Title:    President
         ----------


/s/Dennis Gordon                        /s/John Tillotson
- - - -----------------------------           ----------------------------------
Dennis Gordon, Individually             John Tillotson, Individually as to
                                        paragraph 20



/s/Javier R. Uribe                      /s/Charles K. Neubauer
- - - -----------------------------           ----------------------------------
Javier R. Uribe, Individually           Charles K. Neubauer, Individually
as to paragraph 20                      as to paragraph 20


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